Exhibit 1a
Statement of Consent to Action
By the Board of Directors
Of
Osprey Gold Corp.
A Nevada Corporation
     The undersigned, as all the members of the Board of Directors of Osprey Gold Corp., a Nevada corporation pursuant to NRS 78.315 do consent and take the following action in lieu of holding a meeting of the Directors of the corporation, to have the same effect as an action taken at a duly called meeting of the Directors at which all Directors were present and voting.
RESOLVED, that the Board of Directors hereby authorizes and directs the President of the corporation present to the shareholders for a vote the following Resolutions; and it is
FURTHER RESOLVED, that the Certificate of Incorporation be amended as follows:
     ARTICLE I:   The name of the corporation is:
Gilla Inc.
ARTICLE IV:   Each Fifty (50) shares of previously authorized common stock of the corporation, par value $.0002 per share, issued and outstanding immediately prior to the time of the filing and recording of these Amended Articles of Incorporation (the “Amendment”) with the Office of the Secretary of State of the State of Nevada shall thereby and thereupon automatically be combined without any further action into ONE (1) validly issued, fully paid and non assessable share of common stock of the corporation, par value $.0002 per share. Each holder of record of a certificate for FIFTY (50) or more shares of common stock of the corporation as of the close of business day on February 28, 2007, shall be entitled to receive, as soon as practicable, and upon surrender of such certificate, a certificate or certificates representing ONE (1) share of common stock for each FIFTY (50) shares of common stock represented by the certificate of such holder, with the next higher number of shares being issued in lieu of fractional shares. Further, every right, option and warrant to acquire ONE (1) share of common stock of the corporation, outstanding immediately prior to the time of filing and recording of this Amendment in the Office of the Secretary of State of the State of Nevada, shall thereby and thereupon automatically be converted without any further action into the right to acquire ONE/FIFTIETH (1/50) of a share of common stock of the corporation, upon the terms of the right, option or warrant, except that the purchase price of the common stock, upon exercising the right, option or warrant, shall be proportionately increased. The corporation shall not issue fractional shares with respect to the combination or conversion. To the extent that a shareholder holds a number of shares of common stock immediately after the filing and recording of the Amendment that is not a whole number, such shareholder shall receive the additional fraction of a share to provide the shareholder a whole share.

     and it is further;
     FURTHER RESOLVED that this STATEMENT OF CONSENT TO ACTION BY THE BOARD OF DIRECTORS any be executed in counterparts.
IN WITNESS WHEREOF the undersigned, all the Directors of the Company, have executed this STATEMENT OF CONSENT TO ACTION BY THE BOARD OF DIRECTORS on this     27th     day of February 2007.

Georges Benarroch	Linda Kent

Jean Jacques Treyvaud